UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INGLES MARKETS, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPPLEMENT DATED JANUARY 26, 2009

TO

PROXY STATEMENT

DATED DECEMBER 23, 2008

Dear Stockholder:

This Supplement supplements our definitive Proxy Statement dated December 23, 2008 for our 2009 Annual Meeting of Stockholders to be held on February 10, 2009. This Supplement should be read in conjunction with the Proxy Statement, except that the “Stockholder Proposal Concerning Severance Agreements” appearing on page 17 and the “Stockholder Proposal Concerning Animal Welfare Progress Report” appearing on Page 18 are both replaced in their entirety as set forth below.

If you have already voted your shares and wish to change your vote as a result of these Stockholder Proposals set forth below, you may do so in the manner described in the Proxy Statement under “Execution and Revocation of Proxies” appearing on page 1. In addition, if your shares are registered directly with the Company’s transfer agent, you may change your vote via the internet or request a new proxy card at http://bnymellon.mobular.net/bnymellon/imkta. If your shares are registered through your broker, you may change your vote via the internet or request a new proxy card at http://proxyvote .com. You will need your previously-provided control number to take these actions via either website.

STOCKHOLDER PROPOSAL CONCERNING SEVERANCE AGREEMENTS

The following proposal and supporting statement were submitted by a stockholder, the name and stockholdings of which will be furnished promptly to any stockholder upon written or oral request to the Company’s Secretary at the Company’s executive offices, with the intention of presenting it for vote at the Annual Meeting:

[IMKTA: Rule 14a-8 Proposal, September 8, 2008, Updated September 12, 2008]

2— Bylaw for Golden Parachute Vote

RESOLVED: That shareholders request our Board of Directors take the steps necessary to adopt a bylaw to seek shareholder approval of future “golden Parachutes” or severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executives’ base salary plus bonus. The Securities and Exchange Commission said there is a substantive distinction between a bylaw and a policy.

“Future severance agreements” include employment agreements containing severance provisions, special retirement provisions and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits); the payment of any “gross up” tax liability; the estimated present value of special retirement provisions; any stock or option awards that are awarded under any severance agreement; any prior stock or option awards as to which the executive’s access is accelerated under the severance agreement; fringe benefits; and consulting fees (including reimbursable expenses) to be paid by the executive.

Because it may not always be practical to obtain prior shareholder approval, our Company would have the option under this proposal of seeking shareholder approval after the material terms of the agreement were agreed upon.

Golden parachutes can reward management for failure. It was reported that ousted Freddie Mac CEO Richard Syron and ousted Fannie Mae CEO Daniel Mudd may be entitled to $7 million or $12 million in golden parachute each.

McCain, Obama and members of congress were outraged that these fired executives were entitled to such bonuses after being fired.

Statement of Kenneth Steiner

The merits of this Golden Parachute proposal should be considered in the context of the need to initiate improvements in our company’s corporate governance and individual director performance. For instance in 2008 the following governance and performance issues were identified:

•

The Corporate Library http://www.thecorporatelibrary.com, and independent investment research firm, rated our company “Very High Concern” in takeover defenses since our CEO Robert Ingle controlled about 88% of the voting through a multiple share class structure.

•	Two directors had 21 to 43 years tenure – Independence concern:

John Pollard

Robert Ingle

•	Three directors owned only zero to 500 shares:

Charles Russell

John Pollard

Fred Ayers

•

Five directors were designated “problem directors” by The Corporate Library due to their involvement with the Ingles Markets board when it was delisted due to a violation of exchange regulations in 2004:

Robert Ingle

Laura Ingle Sharp

Robert Ingle II

John Pollard

Charles Russell

•	“Problem directors” held 5 of the 9 seats on our key board committees.

•	Six directors were inside directors or inside-related directors.

Additionally:

•	We have no shareholder right to:

1.	Cumulative voting.
2.	Call a special meeting.
3.	Majority vote standard for election of our directors.

•	One-year rate of return was a minus-30%.

The above concerns show there is a need for improvement. Please encourage our board to respond positively to this proposal:

Bylaw for Golden Parachute Vote-

Yes on 2

STATEMENT OF OPPOSITION

The Board recommends a vote AGAINST the stockholder proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

The Board has given the stockholder proposal careful consideration and believes that it should not be implemented. None of the Company’s current executive officers have employment contracts or severance agreements. Furthermore, the Company has not utilized employment contracts or severance agreements in the past and has no plans to utilize such agreements in the future. The Board believes that severance agreements reduce an executive’s incentive to place the interests of the Company and its shareholders ahead of personal interests. The Board believes severance agreements are not necessary to attract, motivate, develop and retain top quality executives who will drive long-term shareholder value. Consequently, the Board recommends that stockholders vote against the stockholder proposal.

Mr. Robert P. Ingle, the Company’s Chief Executive Officer and principal stockholder, has informed the Company that he, in his capacity as a stockholder, intends to vote against the stockholder proposal. Mr. Ingle controls 86.0% of the outstanding voting power. If Mr. Ingle does vote against the proposal, it will not receive a sufficient number of favorable votes to be approved.

STOCKHOLDER PROPOSAL CONCERNING ANIMAL WELFARE PROGRESS REPORT

The following proposal and supporting statement were submitted by a stockholder, the name and stockholdings of which will be furnished promptly to any stockholder upon written or oral request to the Company’s Secretary at the Company’s executive offices, with the intention of presenting it for vote at the Annual Meeting:

Shareholder Resolution Regarding Animal Welfare Progress Report

RESOLVED that shareholders request that the Board of Directors issue a report detailing any progress made toward adopting animal welfare policies pertaining to the purchasing of pork, eggs and poultry. The report should be prepared by August 2009 and should exclude proprietary information.

Supporting Statement

Egg-laying hens are typically confined to tiny wire cages so small that they cannot even spread a single wing. Pregnant pigs are often crammed into “gestation crates” that don’t afford them enough room to turn around. Conscious chickens and turkeys have their limbs broken and their throats cut open during slaughter. Many are scalded to death in tanks of hot water.

As these abuses have become a matter of public concern, many of Ingle’s competitors have enacted policies to reduce the sale of animal products produced under the cruelest conditions.

For example, Safeway and Harris Teeter enacted policies in February 2008 to: (1) increase the amount of birds they purchase from suppliers that use a less cruel form of slaughter called controlled-atmosphere killing (CAK) and give preference to CAK suppliers; (2) double the amount of cage-free eggs they sell and give preference to cage-free egg suppliers; and (3) significantly increase the percentage of pig meat they purchase from suppliers that are phasing out gestation creates and give preference to such suppliers. Winn-Dixie adopted a similar policy in July 2008.

The policies of these companies (and others, including Burger King, Carl’s Jr., and Hardee’s) are in line with the growing public concern about the abuse of farmed animals. As an October 8, 2007, Nation’s Restaurant News editorial observed, “[A]ctive concern about how we treat the world around us has moved from left of center to the mainstream. A case in point is the growing number of companies that are embracing purchasing policies with animal welfare in mind.”

Despite the actions of its competitors and strong societal concern for the welfare of farmed animals, Ingles has not shown shareholders or the public any policies similar to those of its competitors (e.g., Safeway, Harris Teeter, Winn-Dixie).

Accordingly, shareholders are encouraged to vote in favor of this proposal.

STATEMENT OF OPPOSITION

The Board recommends a vote AGAINST the stockholder proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

Ingles has shown its commitment to animal welfare by adopting the animal welfare guidelines of the Food Marketing Institute. These guidelines will continue to evolve as we work with independent experts in the areas of food safety and animal welfare to ensure that the safety of the food products sold in our stores is not compromised and that the animals that are processed into products sold at Ingles stores are treated humanely.

Ingles has policies that, when considering all factors, will give buying preference to a) poultry suppliers that use, or agree to switch to controlled atmosphere stunning and b) to pork producers that are phasing out gestation stalls. We have already increased our purchases of cage free eggs at a rate greater than that of overall egg purchases.

We believe in good animal handling practices and monitor our suppliers for compliance. In light of our commitment to increase purchases as detailed above, we do not believe at this time that it is appropriate to issue reports or adopt policies in addition to those already available in our public filings or from our website.

Consequently, the Board recommends that stockholders vote against the stockholder proposal.

Mr. Robert P. Ingle, the Company’s Chief Executive Officer and principal stockholder, has informed the Company that he, in his capacity as a stockholder, intends to vote against the stockholder proposal. Mr. Ingle controls 86.0% of the outstanding voting power. If Mr. Ingle does vote against the proposal, it will not receive a sufficient number of favorable votes to be approved.

4